As filed with the Securities and Exchange Commission on June 3, 1996

                                                    Registration No. 333-2005


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                         __________________________

                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                              AMENDMENT NO. 2

                             __________________

                               SAVANNAH FOODS
                             & INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)

          Delaware                                     58-1089367
   (State or other jurisdiction of     (I.R.S. Employer Identification No.)
   incorporation or organization)
                                 P.O. Box 339
                         Savannah, Georgia  31402-0339
                                (912) 234-1261
             (Address, including zip code, and telephone number
           including area code, of registrant's executive offices)
                          ___________________________

                               Gregory H. Smith
              Senior Vice President, Chief Financial Officer and Treasurer
                          Savannah Foods & Industries, Inc.
                                 P.O. Box 339
                            Savannah, Georgia  31402
                                (912) 234-1261
            (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                         ___________________________

                               With a copy to:

                             Daniel E. Stoller
                    Skadden, Arps, Slate, Meagher & Flom
                             919 Third Avenue
                        New York, New York  10022
                              (212) 735-3000
                        ___________________________

     Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

                           ______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specif-ically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securi-ties Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                 PROSPECTUS

                             2,500,000 SHARES

                             SAVANNAH FOODS
                            & INDUSTRIES, INC.

                              COMMON STOCK

     This Prospectus relates to up to 2,500,000 shares (the "Shares") of the common stock, par value $0.25 per share (the "Common Stock"), of Savannah Foods & Industries, Inc., a Delaware corpo-ration (the "Company"), that may be sold from time to time by the trustee of the Savannah Foods & Industries, Inc. Benefit Trust (the "Benefit Trust").

     The Common Stock offered hereby may be sold from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time; (b) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange, in special offer-ings, exchange distributions pursuant to the rules of the appli-cable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly through brokers or agents in private sales at negotiated prices. Underwriters participating in any offering may receive underwriting discounts and commis-sions and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. To the extent required, the aggregate amount of Common Stock being offered and the terms of the offering, the names of any such agents, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     The aggregate proceeds to the Benefit Trust from the sale of the Common Stock will be the selling price of the Common Stock. The Company will pay all of the expenses of this offering, including commissions and discounts of agents, dealers or underwriters. Such expenses, excluding commissions and discounts, are estimated to be approximately $51,767. None of the proceeds from the sale of the Common Stock offered hereby will be received for the benefit of, or retained by, the Company.

     The Company, or one of its subsidiaries, as the case may be, has agreed to indemnify the trustee of the Benefit Trust against certain liabilities that may arise in connection with their performance of duties pursuant to the Benefit Trust. See "Plan of Distribution".

     The trustee of the Benefit Trust, the Benefit Trust and any agents, dealers or underwriters that participate in the distribu-tion of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock pur-chased by them may be deemed underwriting commissions or dis-counts under the Securities Act.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT
     SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON
     STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.


     The date of this Prospectus is June     , 1996



                           AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy state-ments, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; as well as at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained (at prescribed rates) from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Ex-change. Reports, proxy statements, and other information con-cerning the Company can be inspected at the office of such Exchange, located at 20 Broad Street, New York, New York 10005.

          This Prospectus constitutes a part of a Registration State-ment filed by the Company with the Commission under the Securi-ties Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

          The Company is incorporated under the laws of Delaware. Its principal executive offices are located at 2 East Bryan Street, Savannah, Georgia 31401 (telephone (912) 234-1261).

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

          1.   Annual Report on Form 10-K for the fiscal year ended
     October 1, 1995.

          2. Proxy Statement dated January 11, 1996, relating to the Company's 1996 Annual Meeting of Stockholders.

          3.   Quarterly Report on Form 10-Q for the period ended
               December 31, 1995.

          4.   Quarterly Report on Form 10-Q for the period ended
               March 31, 1996.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus are deemed to be incorporated by reference herein and shall be a part hereof from their respective dates of filing.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or super-seded, to constitute a part of this Prospectus.

          The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus, but not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for copies of such information should be directed to Vice Presi-dent -Administration, Savannah Foods & Industries, Inc., Post Office Box 339, Savannah, Georgia 31402-0339.

                                THE COMPANY

          The Company was incorporated in Delaware on February 19, 1969, as the successor to Savannah Sugar Refining Corporation, which was originally incorporated in New York in 1916.

          The Company and its subsidiaries collectively comprise one business segment and are engaged in the production, marketing, and distribution of food products, primarily refined sugar.

          Effective October 2, 1995, the first day of fiscal 1996, the Company reorganized the business structure of several of its subsidiaries. This reorganization did not affect the overall business of the Company, but was done primarily for internal management purposes.

          The Company and its wholly-owned subsidiaries, Savannah
     Foods Industrial, Inc. and Dixie Crystals(R) Brands, Inc., are engaged in the refining and marketing of a complete line of bulk and liquid sugars and sugar products, including edible molasses, liquid animal feeds and corn syrup blends. They also produce and market a complete line of packaged sugars and portion control items consisting of sugar envelopes, artificial sweeteners, salt, pepper, non-dairy creamer, and certain other products. Industri-al and grocery products are marketed primarily in the southeast-ern portion of the United States, Louisiana, and Texas, but are also widely distributed into other states generally east of the Mississippi and south of New England. Foodservice products are marketed throughout the United States. Products are marketed under the trade names Dixie Crystals(R), Colonial(R), Evercane(R), and Savannah Gold(R), but are also sold under the Company's other controlled labels and under customers' private label brands. The Company's saccharin-based sweetener is marketed under the trade name Sweet Thing(R) and its aspartame-based sweetener is marketed under the trade name Sweet Thing II(R). These products are market-ed both by means of direct sales and through brokers and are primarily distributed directly to the customer by common carrier truck or railcar.

          Michigan Sugar Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiary, Great Lakes Sugar Company, are engaged in the processing of sugar beets into refined sugar and the production of beet pulp and molasses. The refined sugar is marketed primarily in the states of Michigan and Ohio, but is also distributed in the midwestern and eastern parts of the United States. Packaged sugar is marketed under the trade name PIONEER(R), but is also sold under customers' private label brands. These products are marketed both by means of direct sales and through brokers and are primarily distributed directly to the customer by common carrier truck or railcar. Most of the beet pulp is pelletized and sold for export. The balance is sold in the domestic market. The majority of the molasses is sold to the Company's beet molasses desugarization facility for further processing to recover additional sugar.

          King Packaging Company, Inc., a wholly-owned subsidiary of Dixie Crystals(R) Brands, Inc., packs custom made meal kits for the food service industry and provides complementary products to the portion control products manufactured at the Company's other locations. These products are marketed to the food service trade throughout the United States both by means of direct sales and through brokers and are primarily shipped directly to customers by common carrier truck.

          Raceland Sugars, Inc., a wholly-owned subsidiary of Savannah Foods Industrial, Inc., operates a raw sugar mill and is engaged in the business of producing raw sugar which is marketed in the Louisiana area. Additionally, the by-products, molasses and bagasse, are currently sold in the domestic market.

                                RISK FACTORS

          The Company's business and results of operations are sub-stantially affected by market factors, principally the domestic prices for refined sugar and raw sugar cane. These market factors are influenced by a variety of forces, including weather conditions, competition, and United States farm and trade policies.

          The principal legislation presently affecting the domestic sugar industry is the Food, Agriculture, Conservation and Trade Act (the "Act"), which became effective October 1, 1991, and governs the sugar price support program for sugar cane and sugar beets. The domestic marketplace demands approximately 9.5 million tons of refined sugar annually. To meet this demand, sugar beets and sugar cane are grown domestically, which are inadequate supplies to meet consumption demands. As a result, a restriction is placed on the quantity of foreign raw sugar that is imported into the country to balance the supply for the marketplace. The imported raw sugar restriction is referred to as the tariff-rate quota which was authorized under the General Agreement on Tariff and Trade. To maintain a viable cane sugar refining industry and to ensure minimum raw sugar market for the traditional offshore suppliers of raw sugar to the United States, the minimum tariff-rate quota is 1,250,000 short tons raw value annually. The quota can be increased from the annual minimum amount to compensate for domestic crop shortfalls. The quota can also be utilized to maintain a certain level of domestic raw sugar trading prices.

          The administration of the sugar program described above is primarily the responsibility of the United States Department of Agriculture (the "USDA"). It is difficult to predict how the USDA will administer the sugar program which, together with market dynamics, could positively or negatively affect the profitability of the Company.

          The sugar program, together with all farm legislation, is currently being reviewed for change, but changes in current legislation cannot be predicted. Additionally, the effectiveness of the future administration of the sugar program cannot be predicted. Consequently, the Company is unable to predict the outcome of future legislative changes and administration changes, and the effect these factors may have on the result of operations of the Company.

                            PLAN OF DISTRIBUTION

          On March 14, 1996, the Company and Wachovia Bank of North Carolina, N.A., as trustee of the Benefit Trust, entered into a trust agreement creating the Benefit Trust. The Company sold 2,500,000 shares of Common Stock to the Benefit Trust in exchange for a promissory note in the amount of $26,875,000 (the "Promis-sory Note").

          The Benefit Trust was created to prefund certain of the Company's obligations under its employee benefit plans, including deferred compensation plans, supplemental executive retirement plans, employee stock ownership plans and defined benefit pension plans (collectively, the "Benefit Plans"). Shares of Common Stock will be held in the Benefit Trust and will constitute collateral for the loan evidenced by the Promissory Note. On each date on which a payment or prepayment is made of any principal amount of the Promissory Note, the trustee of the Benefit Trust will release from collateral a certain number of Shares and will apply them, along with any other Benefit Trust assets to (i) the payment of indebtedness to the Company, (ii) the satisfaction of the Company's obligations under the Benefit Plans, (iii) the reimbursement of payments made by the Company in satisfaction of such obligations, or (iv) the acquisition of additional equity securities of the Company.

          This Prospectus relates to the shares of Common Stock owned by the Benefit Trust. The number of shares of Common Stock that will be sold from time to time in the market by the trustee of the Benefit Trust will depend upon a number of factors, including the number of participants, and the forms of benefits and level of benefits to be provided under such Benefit Plans, the market price of the Common Stock and the benefit payment cycles under the various Benefit Plans.

          The Company will pay all of the expenses incident to the registration, offering and sale of the Common Stock to the public, including commissions and discounts of agents, dealers or underwriters. The Company or one of its subsidiaries, as the case may be, has agreed to indemnify the trustee of the Benefit Trust against certain liabilities that may arise in connection with its performance of duties pursuant to the Benefit Trust.

          The Common Stock offered hereby may be sold from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time; (b) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices. Underwriters participating in any offering may receive underwriting discounts and commissions and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. To the extent required, the aggregate amount of the Common Stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

          The underwriters, brokers, dealers or agents who participate in the sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commission paid or discounts allowed to any of such underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any such underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

          Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course of business.

          Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the Shares may not be simultaneously engaged in market making activities with respect to the Common Stock for a period of nine business days prior to the later of the commencement of offers or sales of the Shares to be distributed and the time such person becomes a participant in the distribution. In addition to and without limiting the generality of the foregoing, the Benefit Trust, the Company and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of pur-chases and sales of shares of Common Stock by the Benefit Trust, the Company and any other such person. All of the foregoing may limit the marketability of the Shares and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                          THE SELLING STOCKHOLDER

          The 2,500,000 shares of Common Stock offered in this Pro-spectus are owned by the Benefit Trust.

          The trustee of the Benefit Trust is the beneficial owner of 2,500,000 shares or approximately 8.7% of the Common Stock. The trustee of the Benefit Trust has sole voting and investment power with respect to the Common Stock held in the Benefit Trust. The Company may, pursuant to the terms of the trust agreement creat-ing the Benefit Trust, direct the trustee to make distributions from the assets of the Benefit Trust to the Benefit Plans main-tained by the Company in satisfaction of the Company's obliga-tions under those plans.

                        DESCRIPTION OF COMMON STOCK

          The following summary is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Company's Certificate of Incorporation and By-Laws, copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The authorized capital stock of the Company consists of 64 million shares of Common Stock, par value $.25 per share, and 1 million shares of preferred stock, par value $.50 per share.

     COMMON STOCK

          The Company's authorized common stock consists of 64 million shares of Common Stock, par value $.25 per share. As of December 31, 1995, there were 26,238,196 shares of Common Stock outstanding.

          Voting Rights

          Each share of Common Stock entitles the holder thereof to one vote in all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights, which means that holders of a majority of the outstanding Common Stock voting for the election of directors can elect all directors then being elected.

          Dividends

          Subject to the rights of any preferred stock which may be issued by the Board of Directors, each share of Common Stock has an equal and ratable right to receive dividends to be paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors.

          Liquidation

          In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors and to the holders of any preferred stock of the Company that may be out-standing at the time.

          Other

          The holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are fully paid and nonassessable.

          Registrar and Transfer Agent

          Wachovia Bank of North Carolina, N.A. acts as Registrar and Transfer Agent for the Common Stock.

     PREFERRED STOCK

          The Company's Certificate of Incorporation provides that the Company may issue up to 1 million shares of preferred stock and the Board of Directors of the Company is authorized, without further stockholder action, to divide any or all shares of authorized preferred stock into series and to fix the redemption and liquidation value, dividend rate, voting rights, conversion privilege, preferences, maturity dates and other qualifications, limitations or restrictions. As of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

     CERTIFICATE OF INCORPORATION AND BY-LAWS

          Certain provisions of the Company's Certificate of Incorpo-ration and By-Laws could make more difficult non-negotiated acquisitions of the Company. The Board of Directors believes that these provisions will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Direc-tors. These provisions could have the effect, however, of discouraging a third party from making a tender offer or other-wise attempting to obtain control of the Company even though such an attempt might be beneficial to the Company and its stockholders.

          Pursuant to the Company's By-Laws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office with or without cause by the affirmative vote of 75% of the holders of the outstanding shares of capital stock entitled to vote gener-ally in an election of directors. Alternatively, any director may be removed for cause at any time by the affirmative vote of a majority of the directors then in office. Vacancies on the Board of Directors may be filled only by vote of the remaining direc-tors and not by the stockholders.

          The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders. The Company's By-Laws provide that special meet-ings of stockholders may be called only by the chairman, the president or by order of the Board of Directors.

          The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual or special meetings of stockholders, as well as for other stockhold-er proposals to be considered at annual meetings of stockhold-ers. In general, (a) notice of intent to nominate a director or raise business at annual meetings must be received by the Company not less than 60 nor more than 90 days prior to the anniversary date of the previous year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) notice of intent to nominate a director at special meetings must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. All notices must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

          The foregoing summary is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus constitutes a part.

                               LEGAL MATTERS

          The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom.

                                  EXPERTS

          The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 1, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


      No person has been authorized to
      give any information or to make
      any representation not contained
      in this Prospectus and, if given
      or made, such information or rep-
      resentation must not be relied
      upon as having been authorized by
      the Company.  This Prospectus does
      not constitute an offer to sell or
      a solicitation of an offer to buy
      any of the securities offered
      hereby in any jurisdic tion to any          SAVANNAH FOODS &
      person to whom it is unlawful to            INDUSTRIES, INC.
      make such offer in such jurisdic-
      tion.  Neither the delivery of              2,500,000 SHARES
      this Prospectus nor any sale made
      hereunder shall, under any circum-            Common Stock
      stances, create any implication
      that the information herein is
      correct as of any time subsequent
      to the date hereof or that there
      has been no change in the affairs
      of the Company since such date.

            _____________________                    PROSPECTUS

           TABLE OF CONTENTS        PAGE

      AVAILABLE INFORMATION . . .     5

      INCORPORATION OF CERTAIN
       DOCUMENTS BY REFERENCE . .     5

      THE COMPANY   . . . . . . .     6

      RISK FACTORS    . . . . . .     7

      PLAN OF DISTRIBUTION . . . .    8

      THE SELLING STOCKHOLDER . . .   9

      DESCRIPTION OF COMMON STOCK .   9

      LEGAL MATTERS   . . . . . .    11

      EXPERTS     . . . . . . . .    12

                                                JUNE    , 1996


                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission filing fee  . . . .  $  9,267
     Accounting fees and expenses  . . . . . . . . . . . . . .  7,500*
     Legal fees and expenses   . . . . . . . . . . . . . . . . 30,000*
     Miscellaneous   . . . . . . . . . . . . . . . . . . . . .  5,000*
        Total  . . . . . . . . . . . . . . . . . . . . . . . . 51,767*

     ___________
     *Estimated

     Item 15.  Indemnification of Directors and Officers

          Subsection (b)(7) of Section 102 of the General Corporation Law of the State of Delaware (the "GCL") empowers a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision cannot eliminate or limit the liability of a director for (i) breach of his duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) payment of a stock dividend or approval of a stock repurchase which was illegal under Section 174 of the GCL or (iv) any transaction from which he derived an improper personal benefit.

          Reference is made to Section 145 of the GCL relating to the indemnification of directors and officers of a Delaware corporation.

          Article Ninth of the Company's Amended Certificate of
     Incorporation provides for limitation of liability of directors, and indemnification of directors, officers and others as follows:

               NINTH: No Director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a Director, except for any matter in respect of which such Director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corpora-tion or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improp-er personal benefit. Neither the amendment nor repeal of this Article Ninth, nor the adoption of any provi-sion of the Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article Ninth would accrue or arise, prior to such amendment.

          Article VI of the Company's By-Laws provides that the Corporation shall, to the fullest extent permitted by Section 145 of the GCL, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by said Section.

     Item 16.  Exhibits

          The following exhibits are filed as part of this Registra-tion Statement:

     Exhibit No.    Description

     3(i)* Certificate of Incorporation of the Company with Amendments adopted through May 24, 1990.

     3(ii)*         By-Laws of the Company.

     5.1*           Opinion of Skadden, Arps, Slate, Meagher & Flom.

     23.1           Consent of Price Waterhouse LLP.

     23.2* Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1).

     99.1*          Benefit Trust Agreement.

     *  Previously filed.

     Item 17.  Undertakings

          (a)  The Company hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or
                         events arising after the effective date of the registration statement (or the most re-cent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwith-standing the foregoing, any increase or de-crease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Regis-tration Fee" table in the effective registra-tion statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securi-ties at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnifica-tion is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereun-to duly authorized, in Savannah, Georgia on this 3rd day of June, 1996.

                                      SAVANNAH FOODS & INDUSTRIES, INC.


                                      By /s/  WILLIAM W. SPRAGUE
                                         William W. Sprague
                                         President and Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on the 3rd day of June, 1996.

     Signature                                     Title


     /s/  WILLIAM W. SPRAGUE, III
     ______________________________
     William W. Sprague, III            President and Chief Executive Officer

     /s/  C. RICHARD DONNELLY
     ______________________________
     C. Richard Donnelly                Senior Vice President
                                        President - Savannah Foods Industrial,
                                          Inc.

     /s/  GREGORY H. SMITH
     ________________________________
     Gregory H. Smith                   Senior Vice President
                                        Chief Financial Officer and Treasurer

     /s/  F. SPRAGUE EXLEY
     ________________________________
     F. Sprague Exley                   Senior Vice President Human Resources
                                        and Administration and Assistant
                                        Secretary

     /s/  JAMES M. KELLY
     _______________________________
     James M. Kelley                    Senior Vice President
                                        President - Dixie Crystals(R) Brands,
                                        Inc.

     /s/  DAVID H. ROUCHE
     _______________________________
     David H. Roche                     Senior Vice President
                                        President and Chief Operating Officer
                                        - Michigan Sugar Company

     /s/  BENJAMIN A. OXNARD, JR.
     _______________________________
     Benjamin A. Oxnard, Jr.            Senior Vice President - Raw Sugar

     /s/  J. ERIC STORY
     _______________________________
     J. Eric Story                      Corporate Controller

     /s/  DALE C. CRITZ
     ______________________________
     Dale C. Critz                      Director

     /s/  ARTHUR M. GIGNILLIAT, JR.
     ______________________________
     Arthur M. Gignilliat, Jr.          Director

     /s/  ROBERT S. JEPSON, JR.
     _______________________________
     Robert S. Jepson, Jr.              Director

     /s/  ARNOLD TENENBAUM
     _______________________________
     Arnold Tenenbaum                   Director

     /s/  W. WALDO BRADLEY
     ________________________________
     W. Waldo Bradley                   Director

     /s/  JOHN D. CARSWELL
     ________________________________
     John D. Carswell                   Director

     /s/  HUGH M. TARBUTTON
     ________________________________
     Hugh M. Tarbutton                  Director

     /s/  R. EUGENE CARTLEDGE
     ________________________________
     R. Eugene Cartledge                Director

     /s/  LEE B. DURHAM, JR.
     _________________________________
     Lee B. Durham, Jr.                 Director

     /s/  ROBERT L. HARRISON
     _________________________________
     Robert L. Harrison                 Director



                               EXHIBIT INDEX

     Exhibit No.              Description

     3(i)* Certificate of Incorporation with Amendments adopted through May 24, 1990.

     3(ii)*         By-Laws of the Company.

     5.1*           Opinion of Skadden, Arps, Slate, Meagher & Flom

     23.1           Consent of Price Waterhouse LLP.

     23.2* Consent of Skadden, Arps, Slate, Meagher & Flom (in-cluded in Exhibit 5.1)

     99.1*          Benefit Trust Agreement.


     *  Previously filed.